Exhibit 99.1

2280 North Greenville Avenue, Richardson, TX 75082

Contact:	Mike Kovar
Chief Financial Officer
Fossil, Inc.
(972) 699-6811

Investor Relations:	Allison Malkin
Integrated Corporate Relations
(203) 682-8200

FOSSIL, INC. REPORTS SECOND QUARTER RESULTS

Second Quarter Net Sales Rise 34.9% to Record Level of $556.7 Million

Second Quarter Operating Income Increases 34.1% to Record Level of $86.3 Million

Global Retail Comps Increase 22.0%

Richardson, TX. August 9, 2011 — Fossil, Inc. (Nasdaq GS: FOSL) (the “Company”) today reported second quarter net sales and earnings for the thirteen-week (“Second Quarter”) and twenty-six week (“Six Month Period”) periods ended July 2, 2011.

Second Quarter Results (2011 vs 2010):

•	Net sales increased by 34.9% to $556.7 million compared to $412.6 million;

•	Gross profit rose 31.7% to $312.0 million, or 56.0% of net sales, compared to $236.9 million, or 57.4% of net sales;

•	Operating income increased by 34.1% to $86.3 million, or 15.5% of net sales, compared to $64.3 million, or 15.6% of net sales;

•	Other (expense) income decreased unfavorably by $4.2 million;

•	Income taxes increased to $27.7 million, resulting in an effective tax rate of 33.9%, compared to $8.0 million, resulting in an effective tax rate of 12.3%;

•	Net income attributable to Fossil, Inc. decreased by 5.7% to $51.4 million compared to $54.5 million; and

•	Diluted earnings per share remained constant at $0.80 on 64.1 million shares compared to $0.80 on 68.3 million shares.

Six Month Period Results (2011 vs 2010):

•	Net sales increased by 35.7% to $1.09 billion compared to $0.81 billion;

•	Gross profit increased by 34.5% to $613.8 million, or 56.1% of net sales, compared to $456.3 million, or 56.6% of net sales;

•	Operating income increased by 54.7% to $178.8 million, or 16.4% of net sales, compared to $115.6 million, or 14.3% of net sales;

•	Other (expense) income decreased unfavorably by $9.8 million;

•	Net income attributable to Fossil, Inc. increased by 18.6% to $107.2 million compared to $90.4 million; and

•	Diluted earnings per share increased by 24.8% to $1.66 on 64.5 million shares compared to $1.33 on 68.1 million shares.

“Continuous innovation in our assortments, focused execution of our growth strategies and efficient utilization of our global distribution infrastructure led to another record quarter for Fossil,” stated Mike Kovar, EVP and Chief Financial Officer of Fossil, Inc. The FOSSIL brand continues to increase its market penetration and broaden brand awareness through double-digit growth in watches and leather goods and a comparable store sales increase of 22% globally. We believe our ability to achieve this strong performance even as we anniversary outstanding results from last fiscal year, and increase our investment in support of our long-term expansion demonstrates the strength of our business and the considerable opportunity that lies ahead.”

Operating Results

Worldwide net sales increased 34.9% during the Second Quarter primarily as a result of sales growth in the Company’s watch and leather product categories, in addition to a $26.9 million positive impact of a weaker U.S. dollar. On a constant dollar basis, worldwide net sales during the Second Quarter rose 28.4%, representing sales growth ranging from 16.8% to 36.0% across all of the Company’s operating segments. All major watch brands experienced strong double-digit sales growth resulting in a 32.1%, or $92.5 million, increase in watch sales globally. The Company’s leathers business sales volume increased in the Second Quarter by 30.4%, or $20.7 million. As compared to the prior fiscal year second quarter, net sales of FOSSIL branded products increased by 17.2% during the Second Quarter. For the Six Month Period, consolidated net sales increased by 31.6%, or $255.0 million in constant dollars as a result of double-digit sales growth in each of the Company’s global wholesale and direct to consumer businesses.

During the Second Quarter, net sales from the North America wholesale segment rose 36.0%, or $56.2 million, on a constant dollar basis in comparison to the prior fiscal year second quarter. This sales growth was primarily attributable to a 40.7%, or $45.2 million, increase in watch sales and, to a lesser extent, a 27.8%, or $9.4 million, increase in the leathers business. Sales to foreign distributors, located primarily in Latin America and to a lesser extent the Caribbean, increased 64.4%, or $10.2 million, during the Second Quarter.

Europe wholesale net sales increased 16.8%, or $18.2 million, in constant dollars during the Second Quarter as compared to the prior fiscal year second quarter. All major watch brands experienced sales volume gains resulting in an 18.5%, or $14.3 million, increase in watch sales. Slight inventory delays on certain core styles resulted in a shift of some European sales out of the Second Quarter and into the third quarter of fiscal year 2011. In fact, Europe wholesale shipments increased by more than 35% in July 2011 over the prior fiscal year quarter. Additionally, during the Second Quarter, sales to third party distributors rose 55.9%, or $10.0 million while leathers sales volumes increased 64.1%, or $3.1 million.

Asia Pacific wholesale net sales rose 35.3%, or $16.4 million, in constant dollars during the Second Quarter in comparison to the prior fiscal year second quarter, primarily the result of a 40.5%, or $16.2 million, increase in watch sales. Sales growth across the Asia Pacific region benefited from an increased mix of sales being generated at full retail through Company-owned concessions, including substantial growth in South Korea.

Direct to consumer net sales for the Second Quarter increased by 25.7%, or $26.4 million, on a constant dollar basis in comparison to the prior fiscal year second quarter, primarily the result of constant dollar comparable store sales gains of 22.0% and a 3.0% increase in the average number of company-owned stores open during the Second Quarter. Additionally, net sales from the Company’s e-commerce businesses increased 20.2%, or $1.4 million, on a constant dollar basis for the Second Quarter in comparison to the prior fiscal year second quarter.

Gross profit of $312.0 million in the Second Quarter increased 31.7% in comparison to $236.9 million in the prior fiscal year second quarter. The increase was a result of increased net sales partially offset by a reduction in gross profit margin. Gross profit margin decreased 140 basis points to 56.0% in the Second Quarter from 57.4% in the prior fiscal year second quarter, inclusive of a 150 basis point favorable change resulting from a weaker U.S. dollar. Increased production costs, including prices of certain components and factory labor in China, was the primary driver of the gross profit margin decline during the Second Quarter in comparison to the prior fiscal year second quarter. Additionally, lower margin U.S. wholesale sales, sales to third party distributors and off-price retailers increased as a percentage of the sales mix, negatively impacting gross profit margin. For the Six Month Period, gross profit margin decreased by 50 basis points to 56.1% compared to 56.6% in the prior fiscal year period. This decrease was a result of similar factors experienced during the Second Quarter and a 130 basis point improvement as a result of a weaker U.S. dollar during the Six Month Period in comparison to the same period in fiscal year 2010. The Company expects production cost increases, principally consisting of labor and material costs, to continue to impact gross profit margin for the balance of fiscal year 2011. However, a potentially weaker U.S. dollar and an expected increase in the sales mix of higher margin international wholesale sales and direct to consumer sales during the fourth quarter of fiscal year 2011 is expected to partially offset the impact of these production cost increases.

Operating expenses, expressed as a percentage of net sales, decreased to 40.5% in the Second Quarter compared to 41.8% in the prior fiscal year second quarter. Total operating expenses in the Second Quarter increased by $53.2 million, primarily as a result of increased costs associated with sales growth and a $12.4 million unfavorable impact from the translation of foreign-based expenses as a result of the weaker U.S. dollar. During the Second Quarter, on a constant dollar basis, operating expenses in the Company’s wholesale segments and corporate cost areas increased $17.7 million and $10.7 million, respectively, as compared to the prior fiscal year second quarter. Expense growth in the wholesale segments included approximately $4.7 million of strategic spend in the Asia Pacific region along with increased payroll costs and marketing expenses in the North America and Europe wholesale segments. Expense growth in the corporate cost areas was primarily associated with increased payroll costs, including stock compensation, professional services and costs associated with the Company’s planned move to a new headquarters building during the third quarter of fiscal year 2011. During the Second Quarter, operating expenses in the direct to consumer segment rose by $12.4 million as compared to the prior fiscal year second quarter, primarily due to store growth, the launch of a customer relationship management initiative, expansion of catalog mailings and increased web-based marketing and infrastructure expenditures. For the Six Month Period, operating expenses as a percentage of net sales decreased to 39.8% compared to 42.3% in the prior fiscal year period and included a $15.7 million unfavorable impact from the translation of foreign-based expenses due to a weaker U.S. dollar. On a constant dollar basis, operating expenses for the Six Month Period increased by $78.5 million as compared to the same period of fiscal year 2010, with increases across all of the Company’s operating segments, primarily the result of the same factors experienced during the Second Quarter.

Operating income increased $21.9 million or 34.1% in the Second Quarter compared to the prior fiscal year second quarter. As a percentage of net sales, operating income remained relatively unchanged from 15.5% of net sales in the Second Quarter compared to 15.6% of net sales in the prior fiscal year second quarter. Increased net sales and lower operating expenses as a percentage of net sales in the Second Quarter were offset by a lower gross profit margin. During the Second Quarter, operating income was positively impacted by approximately $10.8 million as a result of the translation of foreign-based sales and expenses into U.S. dollars. During the Six Month Period, operating profit margin increased to 16.4% as compared to 14.3% in the prior fiscal year period. The Company’s operating income for the Six Month Period included approximately $16.4 million of net currency gains related to the translation of foreign-based sales and expenses into U.S. dollars.

Other (expense) income decreased unfavorably by $4.2 million and $9.8 million during the Second Quarter and Six Month Period, respectively, in comparison to the prior fiscal year periods. These decreases were primarily driven by unfavorable foreign currency charges resulting from mark-to-market, hedging and other transactional activities during the Second Quarter and Six Month Period in comparison to the respective prior fiscal year periods. At prevailing foreign currency exchange rates, the Company estimates that outstanding forward contracts with scheduled settlement dates in the second half of fiscal year 2011 would result in hedge losses of approximately $5.1 million and $6.3 million, respectively in the third and fourth quarters of fiscal year 2011.

The Company’s income tax expense for the Second Quarter was $27.7 million, resulting in an effective income tax rate of 33.9%. For the comparable prior fiscal year second quarter, income tax expense was $8.0 million, resulting in an effective income tax rate of 12.3%. Included in the Company’s 12.3% effective tax rate for the prior fiscal year second quarter was a 21.8% rate reduction from the Company’s structural tax rate related to the recognition of previously unrecognized tax benefits as a result of audit settlements. Income tax expense was $58.9 million for the Six Month Period, resulting in an effective tax rate of 34.4%. For the comparable fiscal year 2010 period, income tax expense was $24.0 million, resulting in an effective tax rate of 20.3%. The Company estimates its effective tax rate for the third and fourth quarters of fiscal 2011 will approximate 35%, excluding any discrete events.

Net income attributable to noncontrolling interest, which represents the minority interest portion of subsidiaries in which the Company owns less than 100%, increased by $0.6 million and $1.1 million for the Second Quarter and Six Month Period, respectively, as compared to the prior fiscal year periods. These increases were primarily a result of increased net income related to the Company’s less than 100% owned watch assembly facilities.

Second Quarter net income attributable to Fossil, Inc. decreased by 5.7% to $51.4 million, or $0.80 per diluted share, inclusive of a favorable $0.07 per diluted share increase related to foreign currency. For the Six Month Period, net income attributable to Fossil, Inc. of $107.2 million, or $1.66 per diluted share, represented an 18.6% increase compared to the $90.4 million, or $1.33 per diluted share, earned during the comparable prior fiscal year period. Net income attributable to Fossil, Inc. for the Six Month Period included net foreign currency gains of $0.07 per diluted share. The net income attributable to Fossil, Inc. for the prior fiscal year second quarter and six month period included a benefit of $0.22 and $0.26 per diluted share, respectively, as a result of the aforementioned reduction in certain income tax liabilities.

Selected Balance Sheet Information

At July 2, 2011, cash, cash equivalents and securities available for sale totaled $332.2 million, compared to $443.0 million at the end of the prior fiscal year second quarter, and the Company had $13.7 million of debt. Since the end of the prior year second quarter, the Company invested approximately $343.4 million to repurchase approximately 5.2 million shares of its common stock.

Inventory at Second Quarter end was $450.7 million, representing an increase of 51.5% from the end of the prior fiscal year second quarter balance of $297.5 million. Higher inventory levels resulted from accelerating inventory purchases to compensate for the watch sales trends globally. Additionally, continued smoothing of factory production throughout the year resulted in higher inventory levels during the first half of the year in advance of seasonally higher sales levels expected for the second half of the year. The Company expects inventory increases to slow over the balance of the year with projected fiscal year-end inventory increases in line with expected sales increases. Accounts receivable increased by 38.8% to $226.1 million at July 2, 2011 compared to $162.9 million at the end of the prior fiscal year second quarter, primarily due to an increase in wholesale sales during the Second Quarter versus the comparable prior fiscal year second quarter. Days sales outstanding for the Company’s wholesale segments for the Second Quarter was 47 days in comparison to 46 days in the prior fiscal year second quarter.

Net Sales and Earnings Estimates

For the third and fourth quarters of 2011, the Company expects reported net sales to increase in a range of 22% to 24% with constant dollar net sales increasing in a range of 18% to 20%. Third quarter 2011 diluted earnings per share are expected to be in a range of $1.00 to $1.03. Fourth quarter 2011 diluted earnings per share are expected to be in a range of $1.78 to $1.82. This guidance results in estimated fiscal year 2011 diluted earnings per share in a range of $4.44 to $4.50 compared to fiscal year 2010 actual diluted earnings per share of $3.77. The Company’s forward guidance is based upon the current prevailing rate of the U.S. dollar compared to other foreign currencies for countries in which the Company operates.

Safe Harbor

Certain statements contained herein that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: changes in economic trends and financial performance, changes in consumer demands, tastes and fashion trends, lower levels of consumer spending resulting from a general economic downturn, shifts in market demand resulting in inventory risks, changes in foreign currency rates, and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2011 and its Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”).

About Fossil

Fossil is a global design, marketing and distribution company that specializes in consumer fashion accessories. The Company’s principal offerings include an extensive line of men’s and women’s fashion watches and jewelry sold under proprietary and licensed brands, handbags, small leather goods, belts, sunglasses, soft accessories, shoes, and clothing. In the watch and jewelry product category, the Company’s offerings include a diverse portfolio of globally recognized proprietary and licensed brand names under which its products are marketed. The Company’s extensive range of accessories products, brands, distribution channels and price points allows it to target style-conscious consumers across a wide age spectrum on a global basis. The Company’s products are sold to department stores, specialty retail stores, and specialty watch and jewelry stores in the U.S. in approximately 120 countries worldwide through 23 company-owned foreign sales subsidiaries and a network of approximately 60 independent distributors. The Company also distributes its products in over 360 company-owned and operated retail stores and through international e-commerce websites and the Company’s U.S. e-commerce website at www.fossil.com, where certain product, press release and SEC filing information concerning the Company is also available.

Consolidated Income Statement Data (in 000’s):	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 26 Weeks Ended	For the 26 Weeks Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010
Net sales	$556,661	$412,560	$1,093,635	$805,789
Cost of sales	244,685	175,675	479,847	349,485

Gross profit	311,976	236,885	613,788	456,304
Selling and distribution expenses	164,606	129,192	322,990	254,047
General and administrative expenses	61,108	43,347	111,980	86,648

Operating income	86,262	64,346	178,818	115,609
Interest expense	649	59	874	117
Other (expense) income – net	(3,925)	237	(6,998)	2,771
Tax provision	27,657	7,965	58,850	24,008
Less: Net income attributable to noncontrolling interest	2,670	2,074	4,914	3,863

Net income attributable to Fossil, Inc.	$51,361	$54,485	$107,182	$90,392

Basic earnings per share	$0.81	$0.81	$1.68	$1.34

Diluted earnings per share	$0.80	$0.80	$1.66	$1.33

Weighted average shares outstanding:
Basic	63,411	67,446	63,743	67,235

Diluted	64,124	68,278	64,477	68,111

Consolidated Balance Sheet Data (in 000’s):	July 2, 2011	July 3, 2010
Working capital	$805,411	$788,752
Cash, cash equivalents and securities available for sale	332,183	442,989
Accounts receivable	226,060	162,918
Inventories	450,698	297,470
Total assets	1,493,573	1,313,634
Short-term debt	8,870	3,776
Deferred taxes and other long-term liabilities	103,021	60,888
Stockholders’ equity	1,045,123	1,036,932

Sales Mix Breakdown (in millions)	Amounts For the 13 Weeks Ended		Percentage of Total For the 13 Weeks Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010
Wholesale:
North America	$213.1	$155.9	38.3%	37.8%
Europe	141.8	107.7	25.4%	26.1%
Asia Pacific	67.9	46.4	12.2%	11.2%

Total wholesale	422.8	310.0	75.9%	75.1%

Direct to consumer	133.9	102.6	24.1%	24.9%

Total net sales	$556.7	$412.6	100.0%	100.0%

Sales Mix Breakdown (in millions)	Amounts For the 26 Weeks Ended		Percentage of Total For the 26 Weeks Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010
Wholesale:
North America	$419.8	$309.7	38.4%	38.4%
Europe	293.6	220.2	26.8%	27.3%
Asia Pacific	132.1	85.1	12.1%	10.6%

Total wholesale	845.5	615.0	77.3%	76.3%

Direct to consumer	248.1	190.8	22.7%	23.7%

Total net sales	$1,093.6	$805.8	100.0%	100.0%

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